Exhibit 2.1

STOCK PURCHASE AND SALE AGREEMENT

This STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”) made on this 23rd day of April 2008, by and among OMNI Energy Services Corp., a Louisiana corporation (the “Buyer”), Industrial Lift Truck & Equipment Co. Inc., a Louisiana corporation, (the “Company”), and the undersigned holders of one hundred (100%) percent of the outstanding common stock of the Company (the “Shareholders”).

WHEREAS, the Shareholders own in the aggregate one hundred (100%) percent of the issued and outstanding shares of common stock, $     par value per share, of and equity interests in the Company (“Company Common Stock”) and wish to sell and transfer to Buyer, which wishes to purchase and acquire from the Shareholders, one hundred (100%) percent of the outstanding shares of Company Common Stock (the “Company Shares”) in return for certain cash consideration as provided herein;

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Basic Transaction. Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Shareholders, and each of the Shareholders agrees to sell and convey to the Buyer, all of the Company Shares owned by such Shareholder, for the consideration specified in Section 1.2.

1.2 Purchase Price. On the date of the closing of the transactions contemplated by this Agreement, and in consideration of the delivery of the Company Shares, the Buyer agrees to pay and deliver or cause to be paid and delivered to the Shareholders, and certain of their affiliates, an aggregate of Nineteen Million Seven Hundred Fifty Thousand and No/100 Dollars ($19,750,000.00) Dollars (the “Purchase Price”), in accordance with the following:

a. On the Closing Date, Buyer shall pay or cause to be paid and deliver to or for the benefit of Shareholders Sixteen Million Two Hundred Fifty Thousand and No/100 ($16,250,000.00) Dollars ($200,000.00 of which shall come from the Escrow Account established with Ottinger Hebert, LLC on January 4, 2008 and $100,000.00 of which shall be credited as previously paid if the Closing Date is on or before April 30, 2008) payable in cash by wire transfer or other delivery of immediately available funds (the “Closing Cash Payment”). At closing, Shareholders will be responsible for the payment of all shareholder notes to the Company at closing. The Closing Cash Payment shall be allocated among the Shareholders in the manner set forth on Exhibit 1.2(a) hereto.

b. On the Closing Date, as part of the Purchase Price, Buyer shall issue and deliver to the Shareholders a subordinated promissory note made by Buyer in the original principal amount of Two Million and No/100 ($2,000,000.00) Dollars which shall bear interest at a rate of five (5%) percent per annum and shall have a term of twelve (12) months from the Closing Date (“Seller Note No. 1”). In the event Jimmie L. Ortego resigns from the Company for any reason other than reasons beyond his control (for purposes hereof reasons beyond Ortego’s control shall include but not be limited to medical reasons, death or Disability) or is terminated for Cause (as defined in his Employment Agreement) prior to the maturity date of Seller Note No. 1, Seller Note No. 1 shall be surrendered by Shareholders to Buyer and cancelled by Buyer in which event Shareholders shall forfeit any and all rights to the remaining unpaid balance of Seller Note No. 1.

c. On the Closing Date, as part of the Purchase Price, Buyer shall issue and deliver to the Shareholders a subordinated promissory note made by Buyer in the original principal amount of One Million and No/100 ($1,000,000.00) Dollars which shall bear interest at a rate of five (5%) percent per annum and shall have a term of twenty-four (24) months from the Closing Date (“Seller Note No. 2”). In the event Jimmie L. Ortego resigns from the Company for any reason other than reasons beyond his control (for purposes hereof reasons beyond Ortego’s control shall include but not be limited to medical reasons, death or Disability) or is terminated for Cause (as defined in his Employment Agreement) prior to the maturity date of Seller Note No. 2, Seller Note No. 2 shall be surrendered by Shareholders to Buyer and cancelled by Buyer in which event Shareholders shall forfeit any and all rights to the remaining unpaid balance of Seller Note No. 2.

d. On the Closing Date, as part of the Purchase Price, Buyer shall issue and deliver to the Shareholders a subordinated promissory note made by Buyer in the original principal amount of Five Hundred Thousand and No/100 ($500,000.00) Dollars which shall bear interest at a rate of five (5%) percent per annum and shall have a term of thirty-six (36) months from the Closing Date (“Seller Note No. 3”). In the event Jimmie L. Ortego resigns from the Company for any reason other than reasons beyond his control (for purposes hereof reasons beyond Ortego’s control shall include but not be limited to medical reasons, death or Disability) or is terminated for Cause (as defined in his Employment Agreement) prior to the maturity date of Seller Note No. 3, Seller Note No. 3 shall be surrendered by Shareholders to Buyer and cancelled by Buyer in which event Shareholders shall forfeit any and all rights to the remaining unpaid balance of Seller Note No. 3.

e. Interest shall accrue and be payable monthly on Seller Note Nos. 1, 2 and 3. The first interest payments shall be due and payable on the first day of the month following Closing. All subsequent monthly interest payments shall be due and payable on the first calendar day of each month thereafter.

f. Seller Note Nos. 1, 2 and 3 shall each be callable at any time at face value by Buyer during the term of the notes. Seller Note Nos. 1, 2 and 3 shall, at all times, be subordinate to Buyers senior lenders including any replacement, substitute or refinance lenders. Buyer’s current senior lender is LaSalle Business Credit, LLC as Lender and Agent for the other Lenders.

g. Seller shall have the option, at maturity of each of Seller Note No. 1, Seller Note No. 2 and Seller Note No. 3, to convert such matured note into the common stock of Buyer, which stock is currently traded on the NASDAQ National Market under the symbol “OMNI” (shares of such stock hereinafter referred to as the “Shares”), at a price per share equal to $10.50 (the “Conversion Price”). Should Seller desire to exercise its conversion option, it shall tender the matured note to Buyer together with written notice of its intent to exercise its conversion option.

1.3 Key Employee Note. On the Closing Date Buyer shall issue and deliver in trust to the Shareholders a subordinated promissory note made by Buyer for the benefit of certain key employees of Company, to be distributed/paid as provided in Schedule 1.3, in the original principal amount of Five Hundred Thousand and No/100 ($500,000.00) Dollars which note shall not bear interest and shall have a term of thirty-six (36) months from the Closing Date (“Key Employee Note”). The Key Employee Note is intended to serve as an inducement for certain Company key employees to remain employed by Company throughout the thirty-six month term of the Key Employee Note and is integral to this Agreement, but is not payable to or for the benefit of the Shareholders and not to be considered income to them.

1.4 Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall occur on or before April 30, 2008 (the “Closing Date”).

a. The execution and delivery of all documents necessary to enter into the transactions contemplated by this Agreement shall take place at the offices of Gordon, Arata, McCollam Duplantis & Eagan, L.L.P., 400 East Kaliste Saloom Road, Suite 4200, Lafayette, Louisiana 70508, or such other place as the parties may mutually agree on the Closing Date.

b. At the Closing: (i) the Shareholders will deliver the various certificates, instruments, and documents referred to in Section 4.1 below; (ii) Buyer will deliver the various certificates, instruments, and documents referred to in Section 4.2 below; (iii) the Buyer shall deliver to the Shareholders the Purchase Price as described in Sections 1.2(a), 1.2(b), 1.2 (c), and 1.2(d), as well as the Key Employee Note described in Section 1.3; and (iv) each Shareholder will deliver the certificates representing such Shareholder’s shares of Company Common Stock together with completed stock powers transferring the shares to Buyer duly executed by such Shareholder (collectively, the “Stock Certificates”).

1.5 Company Debt. As of the Closing, Buyer will assume the current debt of the Company outstanding at such time. Buyer and Shareholders will work to together to secure the release of the Shareholders from any liability or obligation as guarantor or surety for such debt.

1.6 No Assignments. No assignment, transfer or other disposition of record or beneficial ownership of any shares of the Company Common Stock may be made on or after the date hereof prior to Closing or termination of this Agreement.

1.7 Payment in Full Satisfaction of All Rights. The delivery of the Purchase Price consisting of the Closing Cash Payment and Seller Note Nos.1, 2, 3 shall be deemed to be payment in full satisfaction of all rights pertaining to the outstanding Company Common Stock.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties by the Shareholders. Each of the Shareholders represents and warrants, severally but not jointly, to the Buyer that the statements contained in this Section 2.1 are correct as to himself as of the date of this Agreement and will be correct as to himself as of the Closing Date and (as though made then), except as set forth in the disclosure schedule delivered by the Shareholders to the Buyer on the date hereof, as supplemented or amended in accordance with Section 3.4 of this Agreement (such schedule, as so supplemented or amended, the “Shareholders Disclosure Schedule”). The Shareholders Disclosure Schedule is arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 2.1. References in Section 2.1 to a numbered schedule mean the section of the Shareholders Disclosure Schedule that corresponds with that number; for example, references to “Schedule 2.1(d)” mean Section 2.1(d) of the Shareholders Disclosure Schedule. Notwithstanding anything herein to the contrary, each matter disclosed in either the Shareholders Disclosure Schedule or the Company Disclosure Schedule shall be deemed responsive to all other Sections of the Agreement to which disclosure is required by the Shareholders and/or the Company; provided, however, that the responsiveness of such a disclosure matter to another Section of the Agreement and/or disclosure schedule is facially apparent.

a. Qualification. Such Shareholder has the legal power and authority to own his or her properties and assets.

b. Authority Relative to Agreement. Such Shareholder has the full right, power and legal authority to execute and deliver this Agreement. Such Shareholder has the full right, power and legal authority to perform this Agreement and to consummate the transactions contemplated on his or her part hereby. No proceeding on the part of such Shareholder, and no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body or any bank, bonding company, lender, surety, customer, supplier, or any other person or entity whatsoever is required for or in connection with the execution and delivery of this Agreement by such Shareholder. No proceeding on the part of such Shareholder, and no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body or any bank, bonding company, lender, surety, customer, supplier, or any other person or entity whatsoever is required for or in connection with the performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and is a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights.

c. Non-Contravention. The execution, delivery and performance of this Agreement by such Shareholder does not, and the consummation by such Shareholder of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to the loss of a material benefit under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property or assets of such Shareholder pursuant to any provision of, any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which such Shareholder is a party or by which any of such Shareholder’s assets are bound. The execution, delivery and performance of this Agreement by such Shareholder does not and the consummation by such Shareholder of the transactions contemplated hereby will not violate or conflict with any other restriction of any kind or character to which such Shareholder is subject or by which any of such Shareholder’s assets may be bound.

d. Ownership of the Company Common Stock. Such Shareholder holds of record and owns beneficially the number of and percentage of shares of the Company Common Stock set forth next to his or her name in Schedule 2.1(d). Such Shareholder is, and as of the Closing Date, will be the sole and exclusive lawful owner of such shares of the Company Common Stock free and clear of all liens, claims, encumbrances and rights of others of any nature whatsoever, with full power to vote all such shares on any matter that may properly come before shareholders of the Company, and such Shareholder may exercise such voting power on any matter without violation of the rights of any person. There are no rights, warrants or options outstanding with respect to such common stock, and such Shareholder has no obligation to deliver common stock of the Company or any of its Subsidiaries (as defined below) to any person as of the date hereof, at any time on or prior to either of the Closing Date, thereafter or as a result thereof or in connection therewith except as provided in this Agreement.

2.2 Representations and Warranties by the Shareholders and the Company. The Shareholders, in the aggregate, represent and warrant, solidarily, to the Buyer that the statements contained in this Section 2.2 are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then), except as otherwise set forth in the disclosure schedule delivered by the Shareholders and the Company to the Buyer on the date hereof, as supplemented or amended in accordance with Section 3.4 of this Agreement (such schedule, as so amended or supplemented, the “Company Disclosure Schedule”). The Company Disclosure Schedule is arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 2.2. References in Section 2.2 to a numbered schedule mean the section of the Company Disclosure Schedule that corresponds with that number; for example, references to “Schedule 2.2(a)” mean Section 2.2(a) of the Company Disclosure Schedule. Notwithstanding anything herein to the contrary, each matter disclosed in either the Shareholders Disclosure Schedule or the Company Disclosure Schedule shall be deemed responsive to all other Sections of the Agreement to which disclosure is required by the Shareholders and/or the Company; provided, however, that the responsiveness of such a disclosure matter to another Section of the Agreement and/or disclosure schedule is facially apparent.

a. Organization and Qualification, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and each has the full right, power and legal authority and all licenses, permits, titles and authorizations necessary to own all of its properties and assets and to carry on its business as it is now being conducted. The copies of the Company’s Articles of Incorporation and Bylaws, as amended to date, which have been delivered to Buyer, are complete and correct, and such instruments, as so amended, are in full force and effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where, to the reasonable belief of the Company, the failure to be so qualified would have a material adverse effect on the Company, which foreign jurisdictions are listed in Schedule 2.2(a).

b. Common Stock. The authorized common stock of the Company consists of Twenty Thousand and No/100 (20,000.00) shares of Common Stock, of which Ten Thousand and No/100 (10,000.00) shares of Common Stock are validly issued and of which Ten Thousand and No/100 (10,000.00) shares are outstanding, fully paid and non-assessable. All Ten Thousand and No/100 (10,000.00) issued and outstanding shares are held of record by Jimmie L. Ortego. Ten Thousand and No/100 (10,000.00) Shares are unissued. The Company will not issue any additional shares of Company Common Stock between the date hereof through the Closing Date. No shares of the common stock of the Company have been issued in violation of the preemptive rights of any past or present shareholder. As of Closing, there shall be no outstanding subscriptions, shares of common stock, calls, warrants, options, contracts, commitments, or demands relating to the common stock of the Company or other agreements of any character (other than this Agreement) under which the Company or Shareholders would be obligated to issue or purchase shares of its common stock. As of Closing, there shall be no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. As of Closing, there is no voting agreement, voting trust, proxy, or other agreement or understanding with respect to the voting of the common stock or the equity interests of the Company. The Company has no commitments to issue or sell any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company, any shares of its common stock and no securities or obligations evidencing any such rights are outstanding.

c. Subsidiaries. The Company does not, directly or indirectly, own or control more than ten (10%) percent of the voting securities, or serve as manager or general partner, of any corporation, firm, partnership, joint venture or other business entity (“Subsidiary”). Neither the Company nor any Subsidiary owns or has any right or obligation to acquire any class of securities (including, without limitation, debt securities) issued by any person or entity and neither the Company nor any Subsidiary is a party to or bound to any partnership, joint venture, voluntary association, or other agreement with any person or entity for the conduct of any business.

d. Authority Relative to Agreement. The Company has the full right, power, and legal authority to execute and deliver this Agreement. The Company has the full right, power, and legal authority to perform this Agreement and to consummate the transactions contemplated on the part of the Company hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors and by the Shareholders in their capacity as the holders of one hundred (100%) percent of the issued and outstanding common stock in the Company. No proceeding on the part of the Company, and, no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body, or any bank, bonding company, lender, surety, customer, supplier, or any other person or entity whatsoever is required for or in connection with the Company’s execution and delivery of this Agreement. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights.

e. Non-Contravention. The execution, delivery, and performance of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated hereby will not (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, government agency, or court to which the Company or any of its assets are subject, (2) violate any provision of the Articles of Incorporation or Bylaws of the Company, or (3) violate or result in, with the giving of notice or the lapse of time or both, the violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of the Company pursuant to any provision of any mortgage, lien, lease, contract, agreement, license, or instrument to which the Company is a party or by which any of its assets are bound. The execution, delivery and performance of this Agreement by the Company do not, and will not, violate or conflict with any other restriction of any kind or character to which the Company is subject or by which any of its assets may be bound, and the same does not, and will not, constitute an event permitting termination of any such mortgage, lien, lease, agreement, license or instrument to which the Company is a party or by which any of its assets are bound.

f. Financial Information. The Shareholders have previously furnished Buyer with true and complete copies of the balance sheets of the Company and its Subsidiaries, as applicable, for the three calendar years ended December 31, 2005, December 31, 2006 and December 31, 2007 and the related statements of income, retained earnings and cash flows for the thirty-six (36) months then ending. These 2005, 2006 and 2007 financial statements were compiled by Broussard, Poché, Lewis & Breaux, L.L.P., certified public accountants. Such financial statements have been prepared in conformity with the Company’s usual and ordinary income tax basis of accounting consistently applied. Such financial statements present fairly the financial position and results of operations of the Company and its consolidated Subsidiaries (if any) as of and for the respective periods then ended. The Company and its Subsidiaries do not have any liabilities or obligations of a type which should be included in or reflected as such in financial statements prepared in accordance with the Company’s usual and ordinary income tax basis of accounting, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in such financial statements. Collectively, the financial statements are the “Company Financial Statements.” Copies of the Company Financial Statements are attached as Schedule 2.2(f).

g. Absence of Certain Changes or Events. Since December 31, 2007, except to the extent described in Schedule 2.2(g) of the Company Disclosure Schedule, and except as expressly permitted by this Agreement or in connection with the transactions contemplated hereby:

(1) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(2) the Company has not entered into any agreement, contract, lease, permit or license (or series of related agreements, contracts, leases, permits and licenses) involving more than ten thousand and no/100 ($10,000.00) dollars in the aggregate or outside the ordinary course of business;

(3) no party (including the Company) has breached, accelerated, terminated, modified, or canceled any agreement, contract, lease, permit or license (or series of related agreements, contracts, leases, permits and licenses) involving more than ten thousand and no/100 ($10,000.00) dollars to which the Company is a party or by which it is bound (“Company Contracts”);

(4) the Company has not imposed or allowed any lien, encumbrance or security interest to be placed upon any of its assets, tangible or intangible (other than the Permitted Exceptions, as defined below);

(5) the Company has not made any capital expenditure (or series of related capital expenditures) involving more than ten thousand and no/100 ($10,000.00) dollars in the aggregate or outside the ordinary course of business;

(6) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other corporation, partnership, limited liability company or other person (or series of related capital investments, loans, and acquisitions) involving more than ten thousand and no/100 ($10,000.00) dollars in the aggregate or outside the ordinary course of business;

(7) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than ten thousand and no/100 ($10,000.00) dollars in the aggregate;

(8) the Company has not delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

(9) the Company has not canceled, compromised, satisfied, settled, waived, or released any right or claim (or series of related rights and claims) involving more than ten thousand and no/100 ($10,000.00) dollars in the aggregate or outside the ordinary course of business;

(10) the Company has not granted any license or sub-license of any rights under or with respect to any Intellectual Property (as defined in Section 2.2(l) below);

(11) there has been no change made or authorized in the Articles of Incorporation, Bylaws, Articles of Organization or Operating Agreements of the Company;

(12) the Company and the Shareholders have not issued, sold, or otherwise disposed of any of its equity or common stock, or granted any options, warrants, rights of first refusal, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of their equity or common stock;

(13) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its equity interests or common stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity interests or common stock;

(14) the Company has not experienced any damage, destruction, or loss to its property in excess of ten thousand and no/100 ($10,000.00) dollars which is not covered by insurance;

(15) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, managers, shareholders and employees outside the ordinary course of business;

(16) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(17) the Company has not granted any increase in compensation to any of its directors, officers, employees, consultants or agents in excess of five percent of such person’s base compensation;

(18) the Company has not adopted, amended, modified, or terminated any bonus, stock option, profit-sharing, incentive, severance, or other benefit plan, contract, or commitment for the benefit of any of its directors, officers, managers, Shareholders and employees (or taken any such action with respect to any other employee benefit plan);

(19) the Company has not made any other change in employment terms for any of its directors, officers, managers and employees outside the ordinary course of business;

(20) the Company has not made or pledged to make any material charitable or other contribution outside the ordinary course of business;

(21) there has not been any occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving the Company which could have a material adverse effect on its assets or its business;

(22) there has not been any material adverse change in the business, financial condition, operation, results of operation, or future prospects of the Company;

(23) there has not been any work interruptions, or labor grievances or employee claims filed against the Company, within the last five (5) years;

(24) there has not been any merger or consolidation or agreement to merge or consolidate with or into any other corporations or entity;

(25) there has not been any material devaluation of inventory due to obsolescence, deterioration, or pilferage. All inventory on hand and held for resale is good and saleable merchandise except as disclosed on Schedule 2.2(g)(25);

(26) there has not been any transfer to Shareholder or other third party of any tangible or intangible property, which is not disclosed in the Financial Statements.

(27) the Company has good and merchantable title to all inventory in the actual or constructive possession of the Company and is valued on the books and records of the Company at an amount not greater than the lower of its cost or market value;

(28) the Company has not experienced any products liability claims in the past three (3) years;

(29) other than activities in accordance with normal industry business practices, including but not limited to, by way of example, gifts of minimal value, entertainment, meals and social invitations, neither the Company nor any Shareholder, have, directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services: (i) to obtain favorable treatment for business secured; (ii) to pay for favorable treatment for business secured; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company; or (iv) in violation of any Applicable Law; or (b) established or maintained any fund or asset that have not been recorded in the books and records of the Company; and

(30) the Company has not committed, orally or in writing, to do any of the foregoing.

h. Undisclosed Liabilities. Except as set forth on Schedule 2.2(h), the Company has no liabilities (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or its Subsidiaries giving rise to any liability), except for (i) liabilities set forth on the face of the Company Financial Statements (including the notes thereto) and (ii) liabilities which have arisen after December 31, 2007, in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused or allegedly caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

i. Permits and Legal Compliance. The Company has all permits, licenses, orders, qualifications, and approvals of all governmental and regulatory authorities material to the conduct of its business, a correct and complete list of which is set forth in Schedule 2.2(i). All such permits, licenses, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is pending or threatened. None of such permits, licenses, orders or approvals, and no application for any of such permits, licenses, orders or approvals, will be adversely affected by the consummation of the transactions contemplated by this Agreement. To the best of the Shareholders’ and Company’s knowledge, information and belief, the Company has complied with all Applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice have been tendered, submitted, filed or commenced against the Company alleging any failure so to comply.

j. Title to Properties; Absence of Liens and Encumbrances, etc. The Company has good and marketable title to all of the real, tangible personal and mixed properties and assets owned by it and used in its business, free and clear of any liens, charges, pledges, mortgages, conditional sales contracts, security interests or other encumbrances (other than Permitted Exceptions as defined in Section 2.2(aa) below). A correct and complete list of all such properties and assets [other than properties and assets described in Sections 2.2(k)—Software, 2.2(l) – Intellectual Property, 2.2 (m)—Defective Property, 2.2(m)(1) – Real Property and 2.2(m)(2)—Contracts] with a historical cost in excess of $5,000 is set forth on Schedule 2.2(j). The properties and assets of the Company are free and clear of any liens, charges, pledges, mortgages, conditional sales contracts, security interests or other encumbrances (other than Permitted Exceptions).

k. Software. Schedule 2.2(k) contains a list or description by type of all operating and applications computer programs and data bases (“Software”) which the Company uses or has available for use and plans to use, and such Software constitutes all the Software which is used to operate the business of the Company as currently conducted. All such Software is owned outright by the Company except as indicated on Schedule 2.2(k). As to any Software which Schedule 2.2(k) indicates is not owned by the Company, the owner of such Software is identified on Schedule 2.2(k), and the Company has the right to use the same pursuant to valid leases or licenses therefor. To the best of Shareholder’s and Company’s knowledge, information and belief, none of the Software used by or available to the Company, and no use thereof, infringes upon or violates any patent, copyright, trade secret or other proprietary right of anyone else and no claim with respect to any such infringement or violation is known to be threatened.

l. Patent, Trademark, etc. Claims. The Company is the owner or licensee of all patents, patent licenses, trademarks/service marks/trade names, trademark/service mark/trade name registrations, copyrights, and copyright registrations or any other intellectual property (“Intellectual Property”) used in the operation of the Company’s businesses as presently conducted and purported to be owned or licensed by them; and a correct and complete list of such Intellectual Property is set forth in Schedule 2.2(l) of the Company Disclosure Schedule. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on the same terms and conditions immediately after the Closing. The Company owns or has the right to use all such Intellectual Property. To the best of Shareholder’s and Company’s knowledge, information and belief after due inquiry, the Company has not infringed, and is not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm or corporation and have not received any notice of such infringement. The Company is not a party to any license, sub-license, agreement or arrangement pursuant to which the Company uses Intellectual Property except as shown in Schedule 2.2(l). With respect to each such license, sub-license, agreement or arrangement set forth in Schedule 2.2(l):

(1) the license, sub-license, agreement or arrangement covering the item is legal, valid, binding, enforceable, and in full force and effect;

(2) the license, sub-license, agreement or arrangement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing;

(3) no party to such license, sub-license, agreement or arrangement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; and

(4) no party to the license, sub-license, agreement or arrangement has repudiated any provision thereof.

The Company and its Subsidiaries own, or hold adequate licenses or other rights to use, their trade names in the business as now conducted by them, and such use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others. The Shareholders have delivered to Buyer correct and complete copies of all such licenses, sub-licenses agreements and arrangements (as amended to date) disclosed on Schedule 2.2(l).

m. List of Properties, Contracts and Other Data. The Company owns or leases all property and tangible or intangible assets used in the conduct of its business as presently conducted. Except as reflected in Schedule 2.2(m) – Defective Property, all of the property of the Company is in existence and is in good condition and repair except for reasonable wear and tear, sufficient to conduct the business of the Company as it is presently being conducted, and in conformity in all material respects with all restrictive covenants, building, zoning, OSHA, safety, or other applicable ordinances, restrictions, regulations, or laws. Except for the warranties expressly set forth in this Section 2.2(m), the Company and the Shareholders make no other representations concerning the condition of the movable (personal) property. Schedule 2.2(m)(1) and Schedule 2.2(m)(2) contain a list setting forth, with respect to the Company as of the date hereof, the following:

(1) Schedule 2.2(m)(1) of the Company Disclosure Schedule lists and describes briefly all real property owned by the Company and all real property leased or subleased by or to the Company (whether as lessor or as lessee). The Shareholders have delivered to the Buyer correct and complete copies of the leases and subleases for the real property listed in Schedule 2.2(m)(1) (as amended to date). With respect to each lease and sublease listed in Schedule 2.2(m)(1):

(i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;

(iii) no party to the lease or sublease is in breach or default of any material term or provision, and to the best of Shareholders’ and Company’s knowledge no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the lease or sublease has repudiated any provision thereof;

(v) except as described on Schedule 2.2(m)(1), there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi) to the best of Shareholders’ and Company’s knowledge, information and belief after due inquiry, with respect to each sublease, the representations and warranties set forth in subsections

(i) through (v) above are correct and complete with respect to the underlying lease;

(vii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(viii) neither the Shareholders nor the Company has received any notices from any governmental authority as to any violations or alleged violations of any applicable laws, rules and regulations with respect to facilities leased or subleased by the Company or as to any unfulfilled legal requirements in connection with the operation thereof and, such facilities have been operated and maintained in all material respects in accordance with applicable laws, rules and regulations other than as disclosed in Schedule 2.2(m)(1); and

(ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of the Company at such facilities.

(2) Schedule 2.2(m)(2) of the Company Disclosure Schedule lists and describes briefly all contracts and commitments (including, without limitation, mortgages, indentures and loan agreements) to which the Company is a party, or to which it or any of its assets or properties are subject and which are not specifically referred to elsewhere in Section 2.2, provided that there need not be listed in the Company Disclosure Schedule (unless required pursuant to the preceding subsections of this Section 2.2(m)) any contract or commitment incurred in the ordinary course of business which requires payments to or by the Company during its remaining life aggregating less than twenty-five thousand ($25,000) dollars or which is terminable by the Company within thirty days without payment of a premium or penalty.

Correct and complete copies of all documents, and descriptions complete in all material respects of all oral agreements or commitments (if any), referred to in this Section 2.2(m) have been provided to Buyer or its counsel. Neither the Company nor the Shareholders have been notified of any claim that any contract listed in Schedule 2.2(m)(2) of the Company Disclosure Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing material default or event of default or event which with notice or lapse of time or both would constitute such a default.

n. Use of Real Property. Other than as disclosed in Schedule 2.2(n), neither the Shareholders nor the Company has received notice of violation of any applicable restrictive covenant, zoning or building regulation, ordinance or other law, order, regulation, restriction or requirement relating to the operations of the Company, or any notice of default under any material lease, contract, commitment, license or permit, relating to the use and operation of the owned or leased real property listed in the Company Disclosure Schedule. Other than as disclosed in Schedule 2.2(n), neither the Shareholders nor the Company has received notice that any plant, facility or other building which is owned or covered by a lease set forth in the Company Disclosure Schedule does not substantially conform in all material respects with all applicable ordinances, codes, regulations and requirements, and none of the Shareholders and the Company have received notice that any restriction, law or regulation presently in effect or condition precludes or restricts continuation of the present use of such properties.

o. Environmental Laws. Except as set forth in Schedule 2.2(o), to the best of its knowledge, the Company, including, without limitation, its businesses, facilities, property, and equipment have been and are currently in compliance, in all material respects, with all applicable federal, state, and local laws, rules, and regulations of all authorities, including without limitation, applicable Environmental Laws (as hereinafter defined). Except as set forth in Schedule 2.2(o), to the best of its knowledge, the Company is and has been in compliance with, all permits, certificates, licenses and other authorizations required to operate its business, facilities, property, and equipment in compliance with applicable Environmental Laws (“Environmental Permits”), if any, including, without limitation, any relating to the generation, processing, treatment, discharge, storage, transport, disposal, or other management of Hazardous Substances (as hereinafter defined) and those relating to the protection of environmentally sensitive areas and has timely filed all applications for renewal of the same. Except as set forth in Schedule 2.2(o), to the best of Shareholder’s and Company’s knowledge, information and belief, the Company is not now, and will not be in the future, as a result of the operation or condition of the business of the Company on or prior to the date of Closing, subject to any: (a) liability in connection with any release or threatened release of any Hazardous Substance into the environment whether on or off any of its businesses, facilities, premises, properties, or equipment; (b) reclamation, decontamination, removal, investigation, remediation or monitoring requirements under Environmental Laws, or any reporting requirements related thereto; or (c) consent order, compliance order or administrative order relating to or issued under any Environmental Law. Except as set forth in Schedule 2.2(o), there are no, nor have there been any, claims, demands, actions, judgments, notices, proceedings, liens, or liabilities brought, pending or threatened against the Company, or any of its businesses, facilities, properties, premises or equipment relating in any manner to actual or alleged non-compliance with Environmental Laws, harm to the environment, or the release, threatened release, disposal, presence, handling, discharge or storage of or exposure to or damage caused by Hazardous Substances (“Environmental Claims”) as of the Closing Date. Except as set forth in Schedule 2.2(o), to the knowledge of the Shareholders, no requirement of Environmental Laws will require future compliance costs on the part of the Company in excess of Ten Thousand ($10,000) Dollars above costs currently expended in the ordinary course of business. There are no obligations, undertakings or liabilities of any other person or entity, including without limitation, any predecessor-in-interest, arising out of or relating to Environmental Laws, which the Company has agreed to, assumed or retained, by contract or otherwise, except as set forth in Schedule 2.2(o). “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act,

the Clean Water Act, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution, the environment, public or worker health and safety or a community’s right to know including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, hazardous substances, hazardous materials, hazardous wastes, solid wastes, toxic substances, extremely hazardous substance, hazardous chemical, oil, or petroleum (or any fraction or constituent thereof) (as each of the foregoing items is defined, listed or regulated under Environmental Laws) and such other materials, wastes or substances that are or become classified or regulated as hazardous or toxic under Environmental Laws (collectively, “Hazardous Substances”) in ambient or indoor air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances.

p. Litigation. Except as provided on Schedule 2.2(p), the Company has not been served with notice (or otherwise made or become aware of) any demands, actions, suits, audits, investigations, unfair labor practice charges, complaints, claims, grievances, proceedings, audits or investigations with respect to the Company pending against the Company, at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor are there any such demands, actions, suits, audits, investigations, unfair labor practice charges, complaints, claims, grievances, proceedings, audits or investigations that are known to be threatened against the Company.

q. Labor and Employment Matters. Schedule 2.2(q) of the Company Disclosure Schedule sets forth all collective bargaining agreements, employment and consulting agreements (other than consulting agreements terminable by the Company within sixty (60) calendar days without payment of a premium or a penalty), executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of the Company.

(1) Neither the Company nor any of the Shareholders has received notice of any controversies between the Company and any employees or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or threatened, related to the Company, and there are not any organizational efforts presently being made or threatened in an organized fashion involving any of the employees of the Company.

(2) None of the Shareholders and the Company has received notice of any claim that they have not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that it is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

(3) Schedule 2.2(q)(3) of the Company Disclosure Schedule sets forth the current annual compensation (or basis thereof) of all employees of the Company (by position or by department) as of February 29, 2008.

r. Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims (except as clearly indicated in the Company Financial Statements or as set forth in Schedule 2.2(r)). All of such notes and accounts receivable are current and collectible as of the date hereof, and each of such notes and accounts receivable will be collected at their recorded amounts, subject to normal adjustments, none of which are material in amount. Schedule 2.2(r) sets forth a complete and accurate list of all notes and accounts receivable as of February 29, 2008, which list indicates the aging of such notes and accounts receivable.

s. Insurance. Schedule 2.2(s) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage, bond and surety arrangements and Directors and Officers liability) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two (2) years (except as to insurance policies owned by third party vendors, contractors and clients of the Company which have contractually named the Company as insured or provided other benefits of coverage as a result of contractual liability coverage, which policies need not be listed on Schedule 2.2(s) but shall be made available for inspection by Buyer’s representatives):

(1) the name, address, and telephone number of the agent;

(2) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(3) the policy number and the period of coverage;

(4) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of deductibles and ceilings of coverage); and

(5) a description of any retroactive or “swing” premium adjustments or other loss-sharing arrangements.

To the best of Shareholder’s and Company’s knowledge, information and belief after due inquiry, with respect to each such insurance policy owned by the Company: (A) the policy is legal, valid, binding, enforceable, and in full force and effect with respect to the periods and risks which such policy purports to insure; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect in accordance with its terms on the same terms immediately following the consummation of the transactions contemplated hereby; (C) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered during the past five years by insurance similar in scope and amount customary and reasonable for the businesses in which it has engaged during such period. Schedule 2.2(s) of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company. “Self insurance arrangements” means any arrangement by which the Company have assumed risks in scope and amount customarily insured by businesses in the Company’s industry and geographic region.

t. Employee Benefits.

(1) Schedule 2.2(t) of the Company Disclosure Schedule lists, with respect to the Company, any subsidiary of Company and any trade or business (whether or not incorporated) which is treated as a single employer with Company (an “ERISA Affiliate”) within the meaning of Sections 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and subject to ERISA, (ii) each loan to a non-officer employee, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, (iii) all supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance, bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements which are not employee benefit plans as otherwise covered under clause (i) above, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Company and that do not generally apply to all employees and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former employee, consultant or director of Company (together, the “Company Employee Plans”).

(2) The Company has furnished to Buyer a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA and/or Code reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Except as described in Schedule 2.2(t)(2), any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. The Company has also furnished Buyer with the most recent Internal Revenue Service determination letter issued with respect to each such Company Employee Plan, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

(3) (i) Other than continued health care coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and each Company Employee Plan may be amended or terminated at any time without any liability to Company or any of its subsidiaries or affiliates and each such plan provides the administrator with the discretion to interpret and construe the terms of the plan; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan; (iii) each Company Employee Plan is in compliance with the requirements prescribed by any and all statutes, rules and regulations (including but not limited to ERISA and the Code) and has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Company and each subsidiary or ERISA Affiliate has performed all obligations required to be performed by them thereunder, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) neither Company nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all contributions required to be made by Company or any subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates, and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Sections 4062, 4063 or 4041 of ERISA has occurred; and (vii) no Company Employee Plan is covered by, and neither Company nor any subsidiary or ERISA Affiliate has incurred or could incur any liability under, Title IV of ERISA or Section 412 of the Code. With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed), and Company has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company, is threatened, against or with respect to any such Company Employee Plan, including, without limitation, any audit or inquiry by the Internal Revenue Service of Department of Labor. Neither Company nor any of its subsidiaries or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan,” as defined in Section 3(37) of ERISA, and no event (other than routine claims for benefits) has occurred and no set of circumstances have occurred in connection with any Company Employee Plan for which Company or any of its affiliates or subsidiaries could be subject to any liability. No Company Employee Plan is funded through a ‘welfare benefit fund’ as such term is defined in Code Section 419(e).

(4) With respect to each Company Employee Plan, Company and each of its subsidiaries have complied with (i) the applicable health care continuation coverage and notice provisions of COBRA and the proposed regulations thereunder, (ii) ERISA Section 609, if applicable, and (iii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder.

(5) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of other service provider of the Company, any Company subsidiary or any other ERISA Affiliate to severance benefits or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider; or (iii) require payments or any amount that could be received (whether in cash or property or the vesting of property) by any employee, officer or director of the Company or any of its affiliates or subsidiaries who is a ‘disqualified individual’ (as such term is defined in Proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, or other compensation arrangement or Company Employee Plan currently in effect to be characterized as a ‘excess parachute payment’ as such term is defined in Section 280G(b)(1) of the Code.

(6) Since January 1, 2007, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Company subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would increase the expense of maintaining such Plan by an amount equal to $5,000 above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Company’s financial statements.

(7) Under the Company Stock Option Plans, if applicable, the Company has the right to terminate the right of each optionee with respect to vested options granted pursuant thereto by paying such optionee a consideration equal to the amount of the difference between the purchase consideration and the exercise price thereof, or if otherwise, such difference should be disclosed on Disclosure Schedule 2.2(t)(7).

(8) All voluntary employee benefit associations related to the Company Employee Plans, if any, have been submitted to and approved as exempt from federal income tax under Section 501(c)(9) of the Code by the Internal Revenue Service and have not been amended or operated in a manner which would adversely affect such exempt status.

(9) Each of the guaranteed investment contracts and other funding contracts with any insurance company that are held by any Company Employee Plan and any annuity contracts purchased by any such plan was issued by an insurance company which carried a commercially acceptable rating from each of Dunn & Bradstreet, Standard & Poor’s, Best and Moody’s Investor Service, Inc., as of the date such contract was issued, the date hereof and the Closing Date.

(10) Except as completely and accurately disclosed on Schedule 2.2(t), no Company Employee Plan covers persons employed outside the United States and no such Plan is subject to the laws of a foreign jurisdiction.

(11) Schedule 2.2(t) of the Company Disclosure Schedule sets forth, on a plan by plan basis, the present value of benefits payable presently or in the future to present or former employees of the Company or any of its subsidiaries or affiliates under each unfunded Company Employee Plan.

(12) With respect to each Company Employee Plan, all insurance premiums required to be paid with respect to said plans as of the Closing have been or will be paid prior to the Closing and adequate reserves have been provided for on Company’s balance sheets for any premiums (or portions thereof) attributable to service on or prior to the Closing.

u. Tax Matters.

(1) All federal, state, local and foreign tax returns required to be filed by the Company and its Subsidiaries prior to the date hereof have been filed on a timely basis with the appropriate governmental authorities in all jurisdictions in which such tax returns are required to be filed (except for such tax returns subject to a valid extension), and all such returns are correct and complete. Shareholders have delivered to Buyer correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies asserted against or agreed to by the Company or any Subsidiary since January 1, 2000. To the knowledge of the Shareholders and the Company, neither the Company nor its Subsidiaries are currently the subject of any audit, examination or any similar investigation by any governmental authority. Schedule 2.2(u)(1) of the Company Disclosure Schedule sets forth all audits, examinations or similar investigations of the Company and its Subsidiaries by any governmental authority since January 1, 2000.

(2) All federal, state, local and foreign income, franchise, sales, use, property, and all other taxes, fees, assessments, or other governmental charges (including withholding taxes), and all interest and penalties thereon (all of the foregoing collectively, “Taxes”) due from or properly accruable by the Company and its Subsidiaries have been fully and timely paid or, in the cases of Taxes for which payment is not yet required, properly and fully accrued for on the Company Financial Statements or in Schedule 2.2(u)(2) with respect to all taxable periods ending on or prior to the date of this Agreement and interim periods through the date of this Agreement.

(3) None of the Company and its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the Shareholders, the Company or any Subsidiary is a party to any agreement, contract or arrangement that would, by reason of the consummation of any of the transactions contemplated by this Agreement, individually or in the aggregate, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. None of the assets of the Company or any Subsidiary is required to be treated as being owned by any other person pursuant to the “safe harbor” leasing provisions of Section 168 of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions.

(4) None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) have been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common Buyer of which was the Company or a Related Company) or (B) has any liability for the taxes of any person (other than any of the Company or a Related Company and their respective Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(5) Schedule 2.2(u)(5) sets forth the following information with respect to each of the Company and its Subsidiaries as of the most recent practicable date: (A) the basis of the Company or Subsidiary in its assets as set forth on its last filed federal income tax return; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Subsidiary; and (C) the amount of any deferred gain or loss allocable to the Company or Subsidiary arising out of any Deferred Intercompany Transaction (as defined in Treas. Reg. Section 1.1502-13).

(6) The Company will not be liable for any Taxes under Section 1374 of the Code in connection with the deemed sale of the Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by an election under Section 338(h)(10) of the Code. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past ten (10) years, (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

(7) There will be no transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred or imposed by the State of Louisiana, or any political subdivision thereof, in connection with the sale of the Company Common Stock by the Shareholders pursuant to this Agreement (including any corporate-level gains tax triggered by the sale of the Company Common Stock). However, Shareholders and the Company give no warranty, representation or right of reimbursement concerning the tax treatment in any other states or political subdivision thereof.

v. Disclosures.

(1) No representation or warranty of the Shareholders contained herein, and no statement contained in any document or instrument heretofore delivered to the Buyer in connection with this Agreement or the transactions contemplated herein, contains any untrue statement of a material fact or fails to state a material fact necessary to make the statements herein or therein not misleading.

(2) There is no fact known to any of the Shareholders that has any specific application to the Company (other than general economic or industry conditions) that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement, Schedule 2.2(v) or in the Company Disclosure Schedule.

w. Brokers. All brokerage contracts with respect to this Agreement and the transactions contemplated hereby, written or oral, are as set forth on Schedule 2.2(w).

x. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any of the Shareholders.

y. Investment Company. The Company is not an “investment Company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

z. Shareholder Contracts. No Shareholder is a party to any contract or agreement with Company except as disclosed in Schedule 2.2(z).

aa. Permitted Exceptions. Permitted Exceptions shall mean (i) liens, mortgages, pledges, security interests or other encumbrances securing indebtedness of the Company, with respect to which no default (or event which with notice or lapse of time or both would constitute a default) exists, a correct and complete list of which is set forth on Schedule 2.2(aa)(i) of the Company Disclosure Schedule; (ii) liens for taxes and assessments not yet due and payable; (iii) liens for taxes, assessments and charges and other claims, the validity of which the Company or the Shareholders are contesting in good faith, by appropriate proceedings, a correct and complete list of which is set forth on Schedule 2.2(aa)(iii); and (iv) minor imperfections of title, none of which, individually or in the aggregate, adversely affects the operation, value, use or enjoyment of the affected asset or property.

2.3 Representations and Warranties by the Buyer. The Buyer represents and warrants to the Shareholders and the Company that the statements contained in this Section 2.3 are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then), except as set forth in the disclosure schedule delivered by the Buyer to the Shareholders and the Company on the date hereof, as supplemented or amended in accordance with Section 3.4 of this Agreement (such schedule, as so supplemented or amended, the (“Buyer Disclosure Schedule”). The Buyer Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 2.3. Notwithstanding anything herein to the contrary, each matter disclosed in either the Buyer Disclosure Schedule shall be deemed responsive to all other Sections of the Agreement to which disclosure is required by the Buyer; provided, however, that the responsiveness of such a disclosure matter to another Section of the Agreement and/or disclosure schedule is facially apparent.

a. Organization and Qualification, etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each other jurisdiction where, to the reasonable belief of Buyer, such qualification is necessary or appropriate. The copies of the Buyer’s Articles of Incorporation and Bylaws, as amended to date, which have been delivered to the Shareholders are complete and correct, and such instruments, as so amended, are in full force and effect.

b. Subsidiaries, etc. Except as set forth in Schedule 2.3(b), the Buyer does not own of record or beneficially, directly or indirectly, any shares of outstanding common stock or securities convertible into common stock of any other corporation or any participating interest in any partnership, joint venture or other non-corporate business enterprise. Any corporate or non-corporate business entity listed in Schedule 2.3(b) are collectively called the “Subsidiaries.”

c. Authority Relative to Agreement. Buyer has the corporate power and authority to execute, deliver and perform this Agreement, and all agreements and instruments to be executed and delivered by Buyer in accordance with this Agreement and to consummate the transactions contemplated on the part of Buyer hereby and thereby. The execution and delivery by Buyer of this Agreement, and all agreements and instruments to be executed and delivered by Buyer in accordance with this Agreement and the consummation by Buyer of the transactions contemplated on its part hereby and thereby have been duly authorized by its Board of Directors. No other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and all agreements and instruments to be executed and delivered by Buyer in accordance with this Agreement. No other corporate proceedings on the part of Buyer are necessary to authorize the performance of this Agreement, and all agreements and instruments to be executed and delivered by Buyer in accordance with this Agreement or the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is enforceable against Buyer in accordance with its respective terms, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights.

d. Non-Contravention. The execution, delivery and performance of this Agreement and all agreements and instruments to be executed and delivered by Buyer in accordance with this Agreement do not and the consummation by Buyer of the transactions contemplated hereby and thereby will not (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling change, or other restriction of any government, government agency, or court to which Buyer is subject, (2) violate any provision of the Certificate of Incorporation or Bylaws of Buyer, or (3) violate or result in, with the giving of notice or the lapse of time or both, the violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of Buyer pursuant to, any provision of any mortgage, lien, lease, agreement, contract, license, or instrument to which Buyer is a party or by which any of its assets are bound. The execution, delivery and performance of this Agreement and all agreements and instruments to be executed and delivered by Buyer in accordance with this Agreement do not and will not violate or conflict with any other restriction of any kind or character to which Buyer is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage, lien, lease, agreement, license or instrument to which Buyer is a party or by which any of its assets is bound.

e. Approvals. Except as set forth in Schedule 2.3(e), no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body or any other person is required for the execution and delivery of this Agreement and any amendments thereto and the consummation by Buyer of the transactions contemplated hereby and thereby.

f. Litigation. Except as set forth in Schedule 2.3(f), there are no material actions, suits, audits, investigations, unfair labor practice charges, complaints, claims, grievances or proceedings with respect to the Buyer or any of its Subsidiaries pending against the Buyer or any of its Subsidiaries at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor are there any such actions, suits, audits, investigations, unfair labor practice charges, complaints, grievances or proceedings that are known to be threatened against the Buyer or any of its Subsidiaries.

g. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Shareholders and the Company, without the intervention of any person on behalf of Buyer in such manner as to give rise to any valid claim by any person against Shareholders or the Company for a finder’s fee, brokerage commission, or similar payment.

h. Investment Intent.

(1) Buyer is acquiring the Company Common Stock solely for the purpose of investment, for its own account, and not with a view to or for sale in connection with any distribution thereof within the meaning of Section 2(11) of the Securities Act. Buyer acknowledges that the Company Common Stock is being sold to Buyer by each of the Shareholders in reliance upon one or more exemptions from registration contained in the Securities Act and applicable state securities laws. The reliance by Shareholders upon such exemptions is based in part upon the representations set forth in this Section 2.3(h).

(2) Buyer understands that the Company Common Stock have not been registered under the Securities Act, that there is no established market for the Company Common Stock, and that the Company Common Stock must be held indefinitely and cannot be transferred unless it is subsequently registered under the Securities Act or an exemption from such registration is available with respect to such transfer.

(3) Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company Common Stock and of making an informed investment decision.

(4) Buyer is able to bear the economic risk of its investment in the Company Common Stock, to hold the Company Common Stock for an indefinite period of time and to afford a complete loss of its investment in the Company Common Stock.

(5) Buyer and its representatives, including such counsel, have been given the opportunity to ask questions of, and receive answers from, the officers of the Company and the Shareholders concerning the terms of the transactions contemplated by this Agreement and the affairs and the business and financial condition of the Company.

ARTICLE 3

ADDITIONAL COVENANTS AND AGREEMENTS

3.1 Conduct of Business. During the period from the date hereof to the Closing Date, except as otherwise expressly contemplated by this Agreement, the Shareholders shall cause the Company to, and the Company shall, conduct its operations according to its ordinary and usual course of business, and shall use its best efforts to preserve intact its business organization, keep available the services of its officers and employees, and maintain its present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with it. Representatives of the Company will on request confer during such period with representatives of Buyer to keep it informed with respect to the general status of the on-going operations of the business of the Company. Without limiting the generality of the foregoing and except as otherwise affected by matters expressly contemplated by this Agreement or in connection with the transactions contemplated by this Agreement, the Shareholders will cause the Company during such period to:

a. carry on the business in substantially the same manner as heretofore carried on and not introduce any material new method of operation or accounting, nor provide discounted services outside the ordinary course of business consistent with the Company’s prior practices;

b. maintain its properties, facilities, equipment and other assets, including those held under leases, in good working order, condition and repair, ordinary wear and tear excepted;

c. perform all of its obligations under all debt and lease instruments and other agreements relating to or affecting its business, assets, properties, equipment and rights, and pay all vendors, suppliers, and other third parties (including mechanics and materialmen) within sixty (60) calendar days of receipt, except to the extent that such payments may be subject to undisputed claims of offset or reimbursement in favor of the Company, and pay in full all payroll obligations when due;

d. maintain its present debt and lease instruments (unless same are otherwise mature) and refrain from entering into new or amended debt or lease instruments without prior written notice to Buyer and in the case of new term debt, the consent of Buyer;

e. not incur any indebtedness other than ordinary trade accounts payable in the ordinary course of business;

f. keep in full force and effect its present insurance policies or other comparable insurance coverage;

g. use its best efforts to maintain and preserve its business organizations intact, retain its present employees and maintain its relationship with suppliers, customers and others having business relations with the Company;

h. not effect any change in the articles of incorporation, bylaws or capital structure of the Company and not enter into or agree to enter into any merger or consolidation by the Company with or into, and not acquire all or substantially all of the assets, common stock or business of any person, corporation, partnership, association or other business organization or division of any thereof;

i. refrain from incurring any expenditures outside the normal course of business, including any capital expenditures without prior written notification to and concurrence of Buyer;

j. refrain from starting or acquiring any new businesses without the prior written notification to and concurrence of Buyer;

k. maintain its present salaries and commission levels for all officers, directors, employees or agents, except for raises that may be awarded to employees at or below the level of supervisor in keeping with past practices of the Company in the ordinary course of its business, refrain from entering into employment agreements and refrain from entering into any collective bargaining agreement without the prior written consent of Buyer;

l. refrain from declaring or paying any fees, commissions or loans outside the ordinary course of business without the prior written consent of Buyer, and refrain from declaring or paying any bonuses without the prior written consent of Buyer;

m. except as disclosed in Schedule 3.1(m), refrain from declaring or paying any dividends, payments or distributions to Shareholders or its affiliates without the prior written consent of Buyer;

n. promptly notify Buyer in writing of any claim or litigation threatened or instituted, or any other material adverse event or occurrence involving or affecting the Company or any of its assets, properties, operations, businesses or employees;

o. comply with and cause to be complied with all applicable laws, rules, regulations and orders of all federal, state and local governments or governmental agencies affecting or relating to the Company or its assets, properties, operations, businesses or employees, including the timely payment of all tax liabilities which may come due;

p. other than in the ordinary course of business, refrain from any sale, disposition, distribution or encumbrance of any of its properties or assets without the prior written consent of Buyer and refrain from entering into any agreement or commitment with respect to any such sale, disposition, distribution or encumbrance (other than the sale or use of inventories in the ordinary course of business) without the prior written consent of Buyer;

q. refrain from any purchase or redemption of any common stock or other voting interest of the Company without the prior written consent of Buyer and refrain from issuing any common stock or other voting interest without the prior written consent of Buyer;

r. refrain from entering into any long-term contracts for the provision of services or the purchase of supplies or inventory without the prior written consent of Buyer;

s. refrain from making any change in any accounting principle, classification, policy or practice, except as approved by Buyer; and

t. manage working capital in the ordinary course of business and consistent with past practice.

3.2 Access to Information by Buyer. Until the Closing Date or termination of this Agreement, Shareholders will furnish Buyer with the Unaudited Monthly Financial Statements for each month following December 31, 2007 promptly as available. Buyer may, prior to the Closing have access to the business and properties of the Company and information concerning their financial and legal condition as Buyer reasonably deems necessary or advisable in connection with the consummation of the transactions contemplated hereby, provided that such access shall not interfere with normal operations of the Company. The Shareholders and the Company agree to permit Buyer and its authorized representatives, including but not limited to Buyer’s lending and capital sources, or cause them to be permitted, to have, after the date hereof and until the Closing Date or termination of this Agreement, full access to the premises, books and records of the Company during normal business hours, and the officers and key employees of the Company will furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company as Buyer shall from time to time reasonably request. No investigation by Buyer heretofore or hereafter made shall affect the requirement of accurate representations and warranties of the Shareholders and the Company, and each such representation and warranty shall survive any such investigation. No information gained by the Buyer through its own investigation and due diligence shall be a waiver of the need for written disclosures by the Shareholders and the Company.

3.3 Access to Information by the Shareholders. Until the Closing Date or the termination of this Agreement, the Shareholders shall have access to the books, records, operating data, and any other information concerning the financial and legal condition of the Buyer as the Shareholders deem necessary or advisable in connection with the transactions contemplated hereby. All requests by the Shareholders for information pursuant to this Section 3.3 shall be directed to the Buyer. No investigation by the Shareholders heretofore or hereafter made shall affect the representations and warranties of Buyer, and each such representation and warranty shall survive any such investigation.

3.4 Amendment to Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the right and continuing obligation until the Closing Date to supplement or amend promptly the Shareholders Disclosure Schedule, the Company Disclosure Schedule or the Buyer Disclosure Schedule (collectively, referred to as the “Disclosure Schedules”) with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein. Each amendment or supplement to any Disclosure Schedule shall be clearly marked so as to indicate the amending or supplemental information contained therein, which shall be presented in appropriate detail, and shall be delivered prior to the Closing Date and in the manner provided in Section 8.3. In the event that the Company or Shareholders amend or supplement the Disclosure Schedules pursuant to this Section 3.4 and such amendment or supplement constitutes or reflects, individually or in the aggregate, a material adverse change to the business, assets or prospects of the Company or the Shareholders (all determined in good faith by the Buyer) then Buyer may, by notice to the Company and the Shareholders given not less than one (1) business day prior to the scheduled Closing Date, terminate this Agreement and no party shall have any further obligation hereunder except as specified in Section 5.2.

3.5 Confidentiality. The provisions of this Section 3.5 shall supersede and replace all prior agreements and understandings of the parties with respect to the subject matter hereof.

a. Confidential Information. Until the Closing Date all Confidential Information, as hereinafter defined, acquired by Buyer with respect to the Shareholders or the Company, or by the Shareholders or the Company with respect to Buyer, shall be (i) maintained in strict confidence, (ii) used only for the purpose of and in connection with evaluating the transactions contemplated herein, and (iii) disclosed only (A) to employees and duly authorized agents and representatives who have been informed of the obligations of the parties under this Agreement with respect to such Confidential Information, who have a need to know the information in connection with consummating the transactions contemplated herein, and who agree to keep such information confidential, or (B) as required by legal process (of which the other parties shall be given prompt notice). Buyer, the Shareholders and the Company shall be responsible for any breach of this Section 3.5(a) by any of their respective representatives and each agrees to take all reasonable measures to restrain its representatives from prohibited or unauthorized disclosure of the Confidential Information. For the purpose of this Agreement, the term “Confidential Information” shall mean all information acquired by any party from another party hereto or its representatives pursuant to Section 3.2 or 3.3 hereof or otherwise with respect to the business or operations of such other party, other than (A) information generally available to the public which has not become available as a result of disclosure in violation of this Section 3.5(a) and (B) information which becomes available on a nonconfidential basis from a source other than a party to this Agreement or its representatives, provided that such source is not known by the party to this Agreement receiving such information to be bound by a confidentiality agreement or other obligation of secrecy to another party to this Agreement or its representatives. If the transactions contemplated herein are not consummated, all Confidential Information in written or printed or other tangible form (whether copies or originals) shall be returned to the party of origin, and all documents, memoranda, notes and other writings whatsoever prepared by any party or its representatives based on Confidential Information shall be destroyed; and each party and its representatives will thereafter hold all Confidential Information concerning the other parties hereto or the Shareholders in strict confidence.

b. Public Announcements. No press release, public announcement, confirmation or other information regarding this Agreement or the contents hereof shall be made by Buyer, the Shareholders or the Company without prior consultation between the parties, except as may be necessary, in the opinion of counsel, to any party to meet the requirements of any applicable law or regulations, the determination of any court, or the requirements of any stock exchange on which the securities of such party may be listed. Notwithstanding the foregoing, Buyer may disclose pertinent information regarding the transaction contemplated hereby to its existing and prospective investors, and its current and prospective lenders, investment bankers and financial advisors for the purposes of obtaining financing. Buyer may also make appropriate disclosures of the general nature of the transaction contemplated hereby and the identity, nature and scope of the Company’s operations to prospective acquisition candidates in its efforts to attract additional acquisitions for Buyer and to prospective managers and executives in its efforts to attract managers, executives and board members. Buyer may also make appropriate disclosure as required in connection with any registration statement or confidential information memorandum prepared by Buyer, but in that event will give the Shareholders prompt notice thereof. Prior to the Closing, the Buyer and the Company shall jointly approve the contents of any press releases, written employee presentations, or other comparable materials of potentially wide distribution that disclose or refer to the transaction contemplated hereby, except for such press releases or other communications required by law. If the transactions contemplated herein are not consummated, neither the Buyer nor the Shareholders shall disclose to any third party or publicly announce the proposed transaction contemplated hereby, except as otherwise permitted hereinabove and except as agreed in advance, in writing, by the parties or otherwise required by law, in which case the party so compelled will give reasonable written notice in advance to the other parties.

3.6 Exclusivity. After the signing of this Agreement until the earlier of the Closing Date or the termination of this Agreement, neither the Company nor any Shareholder shall (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any common stock or other voting securities of, or any substantial portion of the assets of, the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any negotiations or discussions regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity in favor of such acquisition (including any acquisition structured as a merger, consolidation, or share exchange). Neither the Shareholders nor the Company shall furnish to any other person any information with respect to the Company that could be used for the purposes described above. Shareholders shall promptly notify Buyer of any acquisition proposal received by Shareholders or the Company and shall provide Buyer a copy (to the extent written) or description (to the extent oral) of such acquisition proposal.

3.7 Shareholders’ Release of Claims. Effective as of the “Closing Date,” each of the undersigned in his capacity as a Shareholder hereby (a) releases, acquits and forever discharges the Company and its Subsidiaries from any and all liabilities, obligations, indebtedness, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date, including, without limitation, any claim for indemnity or contribution from the Company or any of its Subsidiaries, except for (i) salary and expense reimbursement payable to any Shareholder as an officer, director or employee in the ordinary course of business, (ii) any amount owed to Shareholders pursuant to Section 4.1(l) “Excess Working Capital” of this Stock Purchase and Sale Agreement and (iii) obligations arising under notes payable to Shareholders pursuant to Section 1.2 of this Stock Purchase and Sale Agreement, and (b) except as arising under notes payable to Shareholders pursuant to Section 1.2 of this Stock Purchase and Sale Agreement, waives any and all preemptive or other rights to acquire any shares of common stock of the Company and releases any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.

3.8 Real Estate Matters. The Buyer, with the full cooperation and assistance of the Shareholders and the Company, will cause an environmental investigation to be performed by environmental engineers or consultants with respect to all of the real estate owned and leased by the Company listed on Schedule 2.2(m)(1) of the Company Disclosure Schedule (the “Environmental Assessment Property”). The Buyer will pay the expenses incurred in obtaining the Phase I Environmental Investigations. Should Buyer’s consultants suggest that a Phase II Environmental Investigation is required for one or more properties, such expense shall be paid by Shareholders. During the period prior to Closing, the Shareholders and the Company shall afford Buyer and its representatives the continuing right to inspect, during the Company’s normal business hours, the Environmental Assessment Property and all books, records, contacts, documents and other data pertaining to the use, ownership, operation, or maintenance of the Environmental Assessment Property. If after completion of such environmental investigations, it is determined, at the Buyer’s reasonable discretion, that information acquired by Buyer establishes that the Company’s owned or leased real estate constitutes a material environmental liability to the Company, Buyer shall have the right to terminate this Agreement, upon five (5) calendar days written notice to Shareholders and Company, and no party hereunder shall have any continuing obligations hereunder except as set forth in Section 5.2 hereof.

3.9 Certain Tax Matters.

a. Mutual Consent for Section 338(h)(10) Election. The Buyer and Shareholders shall cooperate fully and work together towards determining whether an election will be made under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of the Company pursuant to this Agreement. Any such election (a “Section 338(h)(10) Election”) shall be made only pursuant to the mutual consent of the Buyer and Shareholders. In the event of mutual consent regarding the election of Section 338(h)(10), the Buyer and Shareholders shall cooperate fully to ensure that all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county, or other local taxing authority in connection with a Section 338(h)(10) Election are submitted in compliance with applicable filing deadlines.

b. Tax Periods Ending on or before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing. Shareholders acknowledge that upon Closing any election to be taxed as a Subchapter S Corporation will terminate and that Shareholders will be responsible for all taxes due up to the day of Closing.

c. Cooperation on Tax Matters.

(i) Buyer, the Company and their Subsidiaries and Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 3.9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, The Company and its Subsidiaries or Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

(ii) Buyer and Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

d. Tax Sharing Agreements. All tax sharing agreements or similar agreements, if any, with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

e. Certificate of No Tax Due. [Intentionally Omitted]

f. Sub Chapter S Status. Through the Closing Date, the Company and Shareholders will not revoke the Company’s election, if any, to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. The Company and Shareholders will not take or allow any action, other than the sale of the Company’s stock pursuant to this Agreement, that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

3.10 Satisfaction of Conditions by the Company and Shareholders. The Company and the Shareholders shall (i) use their reasonable efforts to obtain, as soon as possible, all governmental approvals required to be obtained by the Company and make, as soon as possible, all filings with any governmental authority required on the part of the Company to consummate the transactions contemplated hereby, (ii) use their reasonable efforts to obtain, as soon as possible, all other consents to and approvals required to be obtained by the Company to consummate the transactions contemplated hereby, and (iii) otherwise use their reasonable efforts to satisfy the conditions set forth in Article 4 of this Agreement to the extent that such satisfaction is within their control.

3.11 Satisfaction of Conditions by Buyer. Buyer shall (i) use its reasonable efforts to obtain, as soon as possible, all governmental approvals required to be obtained by the Buyer and make, as soon as possible, all filings with any governmental authority required on the part of the Buyer to consummate the transactions contemplated hereby, (ii) use its reasonable efforts to obtain, as soon as possible, all of the consents to and approvals required to be obtained by the Buyer to consummate the transactions contemplated hereby, and (iii) otherwise use its reasonable efforts to satisfy the conditions set forth in Article 4 of this Agreement to the extent that such satisfaction is within its control.

3.12 Benefit Plans. Neither Buyer nor, following the Closing, the Company shall terminate any health or medical insurance, life insurance, 401(k) plan or other benefit plan in effect with respect to the Company until such time as Buyer replaces such plan. Any such replacement plan shall give the officers and employees of the Company full credit for the period of time each has been employed by the Company prior to the Closing and for the period of time each is employed by the Company after the Closing. Any new health insurance plan shall provide for coverage for pre-existing conditions.

3.13 Shareholder and Affiliate Indebtedness and Receivables. As of the Closing, Shareholders and their Affiliates shall cause to be paid in full in cash all accounts payable, notes payable and advances payable owed by them or their Affiliates to the Company (or any Subsidiary), and the Company (or any Subsidiary) shall pay in full in cash all accounts payable, notes payable and advances payable by the Company (or any Subsidiary) to Shareholders or their Affiliates, unless otherwise agreed to by Buyer.

3.14 Other Liabilities. As of the Closing, the Company (or any Subsidiary) shall retain sole responsibility for and secure the release of Shareholders from any liability or obligation under any guaranty or surety for all liabilities of the Company, excepting only those liabilities set forth on Schedule 3.14. Prior to the Closing, the liabilities listed on Schedule 3.14 shall be paid.

ARTICLE 4

CONDITIONS PRECEDENT

4.1 Conditions Precedent to the Obligations of the Buyer. The obligations of the Buyer to consummate the Closing under this Agreement are subject to the satisfaction in all material respects of each of the following conditions, unless waived by the Buyer:

a. Accuracy of Representations and Warranties. Except for such changes as are permitted pursuant to Section 3.4 of this Agreement, the representations and warranties of the Shareholders and the Company contained in this Agreement, in the Shareholders Disclosure Schedule, the Company Disclosure Schedule and in each closing certificate and document delivered to Buyer by the Company or the Shareholders pursuant hereto shall be correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, other than such representations and warranties as are specifically made as of another date which shall be correct at and as of such other date; and the Shareholders and the Company shall each have delivered to Buyer a certificate to that effect.

b. Performance of Covenants. The Shareholders and the Company shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date, and the Shareholders and the Company shall each have delivered to Buyer a certificate to that effect.

c. Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against the Shareholders or the Company, or against Buyer, arising by reason of the acquisition of the Company pursuant to this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, (ii) to have a material adverse effect on the Company or (iii) to have a material adverse effect on the results of operations or financial condition of Buyer and its subsidiaries, taken as a whole, after giving effect to the consummation of the transactions contemplated by this Agreement.

d. Approvals. The Company and the Shareholders shall have procured all required consents, approvals and waivers and the Shareholders and the Company shall each have delivered the same to Buyer, including but not limited to approvals for the transfer of all distributor and product representation agreements, waiver of any and all rights under any stock transfer restriction agreements, any preemptive right agreements and/or provisions, and any rights of first refusal, whether set forth in the Company Articles of Incorporation and/or the Company Bylaws and/or contracts.

e. Shareholder Employment and Non-Compete Agreements. Jimmy L. Ortego, James Brinkhaus. Chris Ortego, Mathew Marks, Derwin Iselt, Charles Brewster, and Company shall have executed and delivered Employment and Non-Compete Agreements (the “Employment Agreements”) with the Company on the forms attached as Exhibits 4.1(e)(1) and 4.1(e)(2).

f. Opinion of Counsel for the Company and the Shareholders. Buyer shall have received the favorable opinion of Ottinger Hebert, L.L.C., counsel for the Company and the Shareholders, dated the Closing Date, in the form attached as Exhibit 4.1(f).

g. The Shareholders Release of the Company; Corporate Records. The Shareholders shall have delivered to the Buyer (i) a release that effectuates Section 3.7 of this Agreement, and (ii) the original corporate records and books of Company, including the minute book, the stock transfer books, and the corporate seal of the Company (of any of which the Shareholders may retain copies for any proper purpose).

h. Due Diligence Satisfactory. The Buyer’s due diligence investigation of the Company as contemplated by Section 3.2 and Section 3.8 hereof shall be completed to the satisfaction of Buyer and Buyer’s investors and lending sources, including its senior lenders.

i. All Proceedings to be Satisfactory. All necessary director and shareholder resolutions, waivers and consents and all other actions to be taken by the Shareholders and the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Buyer and its counsel.

j. Financing. Buyer shall have, as of the Closing Date, sufficient financing arrangements in place in order to have immediately available funds to enable it to pay the cash portion of the Purchase Price to the Shareholders at the Closing.

k. Provisions for Federal and State Income Tax. The Company shall have sufficient cash on hand as of the Closing Date to cover the estimates (which estimates shall be satisfactory to Buyer) of the federal and state income taxes on taxable income of the Company through the Closing Date.

l. Excess Working Capital. In addition to the amount required for payment of the federal and state tax estimates discussed above, the Company shall have Excess Working Capital as of the close of business on Closing Date (“Closing Excess Working Capital”) sufficient to allow the Company to continue to operate in the ordinary course of business consistent with past practices without the injection of any cash from the Buyer. For purposes of this provision, “Excess Working Capital” is defined as cash on hand plus accounts receivable (aged 90 days or less) plus inventory of lifts for resale (as evidenced by invoice receipts therefor paid by the Company), minus accounts payable and accrued liabilities. Each of the terms used in the “Excess Working Capital” definition is defined on Exhibit 4.1(l). For purposes of this Agreement, sufficient Excess Working Capital shall be Excess Working Capital of One Million Five Hundred Thousand and No/100 ($1,500,000.00) Dollars.

1)	The Closing Excess Working Capital shall be calculated after Closing by Buyer in accordance with Exhibit 4.1(l) and written evidence of the amount thereof shall be delivered to Shareholders, along with such raw data and working papers as may be requested by the Shareholders for the verification thereof, within ninety (90) days of Closing. Shareholders shall have ninety (90) days after receipt of the amount of Closing Excess Working Capital calculated by Buyer to verify and agree to or dispute same.

2)	Within fifteen (15) days following the written agreement of Buyer and the Shareholders to the amount of the Closing Excess Working Capital, any amount by which the Closing Excess Working Capital exceeds One Million Five Hundred Thousand and No/100 ($1,500,000.00) Dollars shall be paid by the Buyer to the Shareholders and any amount by which the Closing Excess Working Capital is short of One Million Five Hundred Thousand and No/100 ($1,500,000.00) Dollars shall be paid by the Shareholders to the Buyer.

m. 100% Commitment. The Shareholders, collectively the owners of one hundred (100%) percent of the outstanding shares of common stock of the Company, and their respective spouses, the Company and Buyer have executed and delivered this Agreement.

n. Broker Release. Intentionally Omitted.

o. Secretary’s Certificate. Buyer shall have received the Certificate of the Secretary of the Company, dated the Closing Date, in the form attached as Exhibit 4.1(o).

p. Officer’s Certificate. Buyer shall have received the Certificate of an Executive Officer of the Company, dated the Closing Date, in the form attached as Exhibit 4.1(p).

q. Miscellaneous Assignment. Shareholders shall transfer and assign to Buyer any and all property possessed by them for the benefit of the Company that has been used to entertain the Company customers and/or that has traditionally been paid for by the Company, such as hunting leases and tickets to sporting events.

4.2 Conditions Precedent to the Obligations of the Shareholders and the Company. The obligations of the Shareholders and the Company to consummate the Closing under this Agreement are subject to the satisfaction in all material respects or waiver by the Shareholders of each of the following conditions:

a. Accuracy of Representations and Warranties. Except for such changes as are permitted pursuant to Section 3.4 of this Agreement, the representations and warranties of Buyer contained in this Agreement, in the Buyer Disclosure Schedule and in each closing certificate and document delivered by the Buyer to the Shareholders or the Company pursuant hereto shall be correct in all material respects at and as of the Closing Date, as though made at and as the Closing Date, other than such representations and warranties as are specifically made as of another date which shall be correct at and as of such other date; and Buyer shall have delivered to the Shareholders and the Company a certificate to that effect.

b. Performance of Covenants. Buyer shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date, and Buyer shall each have delivered to the Shareholders and the Company a certificate to such effect.

c. Approvals. Buyer shall have procured all of the consents, approvals and waivers specified in Section 2.3(e), and Buyer shall deliver the same to the Shareholders and the Company.

d. All Proceedings to be Satisfactory. All certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Shareholders, the Company and their counsel.

e. Opinion of Counsel for the Buyer. The Shareholders and the Company shall have received the favorable opinion of Gordon, Arata, McCollam, Duplantis & Eagan, L.L.P., counsel for Buyer, dated the Closing Date, in the form attached as Exhibit 4.2(e).

f. Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against the Buyer, or against the Shareholders or the Company, arising by reason of the acquisition of the Company pursuant to this Agreement, which is reasonably likely (1) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, (2) to have a material adverse effect on the Company or (3) to have a material adverse effect on the results of operations or financial condition of Buyer and its subsidiaries, taken as a whole, after giving effect to the consummation of the transactions contemplated by this Agreement.

g. Due Diligence Satisfaction. Shareholders’ due diligence investigation of Buyer shall be completed to the reasonable satisfaction of Shareholders.

h. Assumption of Company Debt. Buyer’s assumption of debt, as described in Section 1.5 above, shall be approved by and consented to by Company’s lenders/creditors. Buyer and Shareholders shall work together to secure the release of any personal guaranties or sureties of Shareholders related to the debt described in Section 1.5.

i. The Key Employee Note shall have been (or shall be simultaneously with Closing) delivered to the Shareholders.

j. The unimproved tract of immovable property owned by the Company, consisting of approximately three (3) acres and located adjacent to Interstate 49 in Lafayette Parish, Louisiana, shall be sold to Jimmie L. and/or Ruth Ortego for the price of Two Hundred Fifty Thousand and No/100 ($250,000.00) Dollars immediately following the Closing.

ARTICLE 5

TERMINATION

5.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

a. Mutual Consent. The Buyer and the Shareholders may terminate this Agreement by mutual written consent of Buyer and Shareholders at any time prior to the Closing Date;

b. Termination by Buyer. The Buyer may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing Date in the event of a material change in the financial position of the Company, or if the Shareholders or the Company have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, if the Buyer has notified the Shareholders of the breach and the breach has continued without cure until ten (10) calendar days after the notice of such breach;

c. Termination by the Shareholders. The Shareholders may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing Date in the event of a material change in the financial position of the Buyer, or if the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, if the Shareholders have notified the Buyer of the breach and the breach has continued without cure until ten (10) calendar days after the notice of such breach;

d. Termination by Either the Shareholders or the Buyer. Either the Buyer or the Shareholders may terminate this Agreement by giving written notice to the other parties (i) if the Closing shall not have occurred by April 30, 2008; provided, however, that the right to terminate this Agreement under this Section 5.1 (d)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or (ii) in the event that any governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1:

a. This Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except that (a) Section 3.5, Section 8.1, Section 8.6, Section 8.7, Section 8.8, and Section 8.10 hereof shall survive such termination and (b) nothing herein shall relieve any party from liability for any willful breach of any such surviving Section hereof.

b. If the failure to Close the transaction is the result of: (i) material adverse changes discovered during Buyer’s due diligence or (ii) Shareholders’ unwillingness to proceed with Closing of the transaction, the remaining $300,000 of Escrowed Funds shall be refunded by Ottinger Hebert, LLC, Escrow Agent, to Buyer.

c. If the failure to Close the transaction is the result of Buyer’s failure to acquire bank approval or bank financing for the transaction on terms reasonably acceptable to Buyer, $150,000 of the remaining Escrowed Funds shall be refunded to Buyer and the remaining $50,000 of Escrowed Funds shall be forfeited to Shareholders.

d. If the failure to Close is not the result of one of the reasons set forth in Section 5.2(b) or Section 5.2(c), the remaining $200,000 of Escrowed Funds shall be forfeited to Shareholders.

ARTICLE 6

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

6.1 Survival of Representations and Warranties. Subject to the limitations of Section 6.4, the respective representations and warranties of the parties contained in this Agreement shall survive the Closing Date, regardless of any investigation made by or on behalf of any party.

6.2 Indemnification by the Shareholders. Subject to the limitations of Section 6.5 and the provisions of Section 3.8, the Shareholders, solidarily, jointly and severally, hereby agree to indemnify and hold harmless Buyer and its affiliates including the Buyer and its officers and directors, in respect of any losses, claims, damages, liabilities or related expenses (including, but not limited to, all litigation costs and attorney’s fees but net of all available proceeds of insurance) (collectively, “Losses”) which Buyer (but without duplication) incurs as a result of the breach of:

a. any of the representations or warranties made by the Shareholders in or pursuant to this Agreement, or

b. any of the covenants made by the Shareholders in or pursuant to this Agreement which are to be performed at or after the Closing Date.

The indemnification obligations of the Shareholders under this Section 6.2 shall survive the Closing Date and will terminate at the time specified in Section 6.5.

6.3 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless the Shareholders in respect of any losses, claims, damages, liabilities or related expenses (including, but not limited to, all litigation costs and attorney’s fees but net of all available proceeds of insurance) which the Shareholders incur as a result of the breach of:

a. any of the representations or warranties made by Buyer in or pursuant to this Agreement, or

b. any of the covenants made by Buyer in or pursuant to this Agreement which are to be performed at or after the Closing Date.

The indemnification obligations of Buyer under this Section 6.3 shall survive the Closing Date and will terminate at the time specified in Section 6.5.

6.4 Notice. Promptly after any party hereto (in Article 6, the “Indemnified Party”) has received notice or has knowledge of the occurrence of any event which the Indemnified Party asserts is an indemnifiable event or after the threat or commencement of any action, claim or proceeding commenced against the Indemnified Party by a third party that might result in any claim for indemnity pursuant to this Agreement (a “Third Party Claim”), the Indemnified Party shall provide the party obligated to provide indemnification hereunder (in Article 6, the “Indemnifying Party”) written notice of such claim or the threat of commencement of such action or proceeding. Promptly after receipt by an Indemnifying Party of any such notice, the Indemnifying Party shall, within ten business days of receipt of such notice, either: (i)

acknowledge the debt, liability or obligation for which indemnity is sought as a valid claim and forthwith pay the Indemnified Party an amount sufficient to discharge such debt, liability or obligation; (ii) in the event of a Third Party Claim which is not acknowledged by the Indemnifying Party to be owing, notify the Indemnified Party whether the Indemnifying Party elects to undertake the defense thereof and, if so, thereupon promptly assume and diligently contest such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; or (iii) in the event of a claim by the Indemnified Party for indemnity hereunder which is challenged by the Indemnifying Party, notify the Indemnified Party of such challenge. Failure to respond within the appropriate time period following the receipt of a notice hereunder shall be deemed to constitute a challenge by the Indemnifying Party of the claims to indemnification by the Indemnified Party. In the event of such a challenge, the Indemnified Party shall, if the claim is a Third Party Claim, defend against such claim subject to such Party’s right to be indemnified for all litigation costs to the extent it is ultimately determined that the Indemnifying Party was obligated (after applying the limitations of Section 6.5) to provide indemnification with respect to such Third Party Claim. The Indemnified Party shall not compromise a Third Party Claim without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed if the Indemnifying Party has challenged the claim to indemnification by the Indemnified Party). The Indemnifying Party shall not compromise a Third Party Claim unless the compromise includes a complete release of the Indemnified Party and does not create any obligations of the Indemnified Party.

6.5 Limitations on Indemnification. No Indemnified Party shall be entitled to indemnification pursuant to Article 6 unless and until the aggregate of all Losses for which indemnification would (but for the limitation of this sentence) be required to be paid by the Indemnifying Party under Article 6 of this Agreement (collectively, “Indemnity Obligations”) exceeds Seventy-five Thousand and No/100 ($75,000.00) Dollars (the “Loss Threshold”), provided that if the aggregate Losses for which indemnification is required to be paid shall exceed such sum then only those Losses in excess thereof shall be payable. If an Indemnifying Party pays indemnification (including without limitation, the cost of defending a Third Party Claim) that was not required to be paid due to any limitation set forth in this Section 6.5, then the Indemnified Party shall, promptly after demand by the Indemnifying Party, reimburse the latter for such payments without interest. Losses for which indemnification is required to be paid under Article 6 by reason of any breach of the representations and warranties of Section 2.1 (“Section 2.1 Losses”) shall not be subject to the Loss Threshold, but the amount of Section 2.1 Losses shall not be counted toward meeting that threshold with respect to other indemnification claims. Absent a finding of fraud by a court having jurisdiction, the maximum aggregate liability of the Shareholders with respect to Shareholder Indemnity Obligations shall not exceed Nine Million No/100 ($9,000,000.00) Dollars in the aggregate (the “Aggregate Limitation”). A Shareholder shall have no further obligations with respect to Shareholder Indemnity Obligations at the earlier of the time when all Shareholders have paid and/or are obligated to pay Shareholder Indemnity Obligations equal in the aggregate to the Aggregate Limitation.

a. An Indemnified Party shall not be entitled to make any claim for indemnification under this Article 6 unless notice of such claim describing such claim with particularity is given prior to the date that is twenty-four (24) months after the Closing Date, or, with respect to the warranties and representations in Section 2.2(u) (“Tax Matters”), the date that is not later than the expiration of the applicable statute of limitations for a claim by a taxing authority for any taxes, penalties or interest.

ARTICLE 7

FURTHER ASSURANCES

7.1 Further Assurances. At any time and from time to time on and after the Closing Date (a) at the request and expense of Buyer, the Shareholders shall deliver to Buyer (but may retain copies for any proper purpose) any records, documents and data possessed by the Shareholders and not previously delivered to Buyer to which Buyer is entitled and shall execute and deliver or cause to be executed and delivered all such deeds, assignments, consents, documents and further instruments of transfer and conveyance, and take or cause to be taken all such other actions, as Buyer may reasonably deem necessary or desirable in order to fully and effectively vest in Buyer, or to confirm its title to and possession of, the Company Common Stock or to assist Buyer in exercising rights with respect thereto which Buyer is entitled to exercise pursuant to the terms of this Agreement; and (b) Buyer shall execute and deliver or cause to be executed and delivered such further instruments and take or cause to be taken such further actions as the Shareholders may reasonably deem necessary or desirable to carry out the terms and provisions of this Agreement.

7.2 Books and Records. Buyer agrees that it shall preserve and keep all books and records relating to the Company in Buyer’s possession until the later of December 31, 2010, or six months following the expiration of the statute of limitations (including extensions thereof) applicable to the tax returns filed by or with respect to the Company for taxable periods ending prior to or on the Closing Date to which such books or records are relevant. After such time, before Buyer shall dispose of any of such books and records, at least 90 calendar days’ prior written notice to such effect shall be given by Buyer to the Shareholders, and the Shareholders shall be given an opportunity, at Buyer’s cost and expense, to remove all or any part of such books and records as the Shareholders may select, and the Shareholders may retain copies thereof. Duly authorized representatives of the Shareholders shall, upon reasonable notice, have access at any time to such books and records during normal business hours to examine, inspect and copy such books and records.

a. In any instance in which any Shareholder or Buyer, as the case may be, is required to prepare or file (or cause to be filed) tax returns which cover a period that includes the Closing Date or to respond to an audit by the Internal Revenue Service or other governmental agency with respect to a period prior to the Closing Date, each Shareholder or Buyer, as the case may be, will furnish all information and records reasonably available to it and reasonably requested of him, her or it and necessary or appropriate for use in preparing such returns or responding to such audit. The Buyer shall at Buyer’s expense prepare and file, subject to giving Shareholders a reasonable opportunity to comment on, tax returns covering periods ending on the Closing Date.

b. Buyer, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE 8

MISCELLANEOUS

8.1 Expenses, etc. Whether or not the transactions contemplated by this Agreement are consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of the other parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other experts; provided, however, that, in the event a party has breached any representation, warranty or covenant contained in this Agreement, after its execution, in any material respect, and such breach has not been cured ten (10) calendar days after the giving of notice of such breach, the breaching party shall pay the first $100,000 of the non-breaching party’s reasonable expenses incurred as a result of such breach, including but not limited to the non-defaulting party’s attorney’s fees incurred in connection with the negotiation, execution and efforts toward consummation of this Agreement, including but not limited to the costs and expenses of due diligence reviews and financial audits. For purposes of this Section 8.1, all fees and expenses incident to the negotiation, preparation and execution of this Agreement incurred by either or both the Company and Shareholders and which have been incurred prior to Closing shall be deemed and paid as costs and obligations of the Shareholders’ alone except as set forth on Schedule 8.1, which fees shall be paid by Company. The Shareholders, on the one hand, and the Company and Buyer, on the other hand, will indemnify the other parties, and hold them harmless from and against any claims for finders’ fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

8.2 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.3 Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered or mailed as follows:

If to the Shareholders or, prior

to the Closing, to the Company:

Jimmie L. Ortego

Industrial Lift Truck

P.O. Box 2272

Lafayette, Louisiana 70502

Telephone: (337) 234-6313

Facsimile: (337) 234-1746

With a copy to:

Paul J. Hebert

Ottinger Hebert, LLC

1313 West Pinhook Road

Lafayette, Louisiana 70503

Telephone: (337) 232-2606

Facsimile: (337) 232-9867

pjhebert@ohllc.com

If to Buyer or, following the Closing,

to the Company, to:

OMNI Energy Services Corp.

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70502

Attn: Mr. Brian Recatto, COO

Telephone: (337) 896-6664

Facsimile: (337) 896-9067

brian.recatto@omnienergy.com

With a copy to:

Samuel E. Masur

Gordon, Arata, McCollam,

    Duplantis & Eagan, L.L.P.

400 E. Kaliste Saloom Road, Suite 4200

Lafayette, Louisiana 70508

Telephone: (337) 237-0132

Facsimile: (337) 237-3451

smasur@gordonarata.com

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto. Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective upon the earliest of (a) when delivered in hand to the party to which directed, or (b) if sent by first-class mail postage, prepaid and properly addressed as set forth above, three (3) calendar days after deposit in the United States Mail, or (c) with respect to delivery by certified mail, return receipt requested, properly addressed as set forth above, when delivery thereof is made by the U.S. Postal Service (or the date of refusal of delivery), or (d) when delivered (or the date of refusal of delivery) if sent by overnight delivery service, or (e) the date sent, if sent by facsimile transmission with proper electronic confirmation.

8.4 Waivers. Any party hereto (as to itself, but not as to other parties without their consent) may, by written notice to the other parties hereto, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this

Agreement; (b) waive any inaccuracies in the representations or warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of another party contained in this Agreement; or (d) waive performance of any of the obligations of another party under this Agreement. Except as otherwise provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed a waiver of any subsequent breach.

8.5 Amendments, Supplements, Schedules, etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of the Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such additional agreement, article, or certificate must be in writing and signed by all parties.

8.6 Alternative Dispute Resolution.

a. In the event there shall exist any dispute or controversy with respect to this Stock Purchase and Sale Agreement or any matter relating hereto or the transactions contemplated hereby, the parties hereto agree to seek to resolve such dispute or controversy by mutual agreement. Prior to seeking any arbitration in the event of a dispute, the parties to this Agreement must first promptly seek to resolve any disputes by conducting good faith negotiations between the parties’ senior executives (and/or the parties themselves, in the case of individuals) who have authority to settle the controversy. If any party or party’s senior executive chooses to be accompanied by an attorney at a meeting, the party shall give the other party at least three (3) days’ notice of such intention to allow the other party to also be accompanied by attorneys, should the other party so elect. All negotiations shall be confidential and shall be treated as compromise and settlement negotiations under the United States Federal Rules of Evidence. If the dispute has not been resolved within thirty (30) days after the date of the notice of dispute, or if the party receiving such notice fails or refuses to meet within the timeframe set forth above, any party may initiate a mediation of the dispute by sending the other party a written request that the dispute be mediated. Should the dispute not be resolved by mediation, any party may initiate arbitration of the dispute by sending the other party a written request that the dispute be arbitrated.

b. Once a request for arbitration has been made, this paragraph shall be deemed a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, such that any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including, without limitation, any dispute as to the construction, validity, interpretation, enforceability, or breach of this Agreement, shall be exclusively and finally settled by binding arbitration in accordance with this provision. Any party may submit such a dispute, controversy, or claim to arbitration by notice to the other party and the administrator for the American Arbitration Association (“AAA”). The arbitration proceedings shall be conducted in Lafayette, Louisiana in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date hereof. The arbitration shall be heard and determined by one (1) arbitrator, who shall be mutually agreeable to the parties hereto. If the parties cannot reach agreement on a presiding arbitrator, the AAA shall act as appointing authority to appoint an independent arbitrator that has at least ten (10) years experience in the legal and/or commercial aspects of the energy services industry. All decisions of the arbitrator shall be binding and final. The arbitrator may not award indirect, consequential, special or punitive damages.

c. The compensation and expenses of the arbitrator and the cost and expenses of arbitration, including attorney’s fees, shall be taxed by the arbitrator against the losing party. Privileges protecting attorney-client communications and attorney work product from compelled disclosure or use in evidence, as recognized by the jurisdiction in which each party is located, shall apply to and be binding in any arbitration proceeding conducted under this provision.

8.7 Entire Agreement. This Agreement, its Exhibits and Disclosure Schedules and the documents executed on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement or such other documents, and no party hereto shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

8.8 Choice of Forum; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana. Any suit, action or proceeding arising with respect to the validity, construction, enforcement or interpretation of this Agreement, and all issues relating in any matter hereto, shall be brought in the United States District Court for the Western District of Louisiana, or in the event that federal jurisdiction does not pertain, in the state courts of the State of Louisiana in Lafayette Parish. Each of the parties hereto hereby submits and consents to the jurisdiction of such courts for the purpose of any such suit, action or proceeding and hereby irrevocably waives (a) any objection which any of them may now or hereafter have to the laying of venue in such courts, and (b) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

8.9 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, heirs and legatees. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, and third parties who are expressly given rights hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.10 Assignability. Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Buyer may assign its rights under this Agreement to an affiliate without the prior written consent of any party hereto, provided that Buyer shall remain, jointly and severally, bound with its assignee with respect to all obligations undertaken by it.

8.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above written.

BUYER:

OMNI Energy Services Corp. a Louisiana corporation

/s/ Ronald Mogel
Ronald Mogel
Senior Vice President & CFO

SHAREHOLDERS:

/s/ Jimmie L. Ortego
Jimmie L. Ortego

/s/ Ruth Ortego
Ruth Ortego

THE COMPANY:

Industrial Lift Truck & Equipment Co., Inc. a Louisiana corporation

By:	/s/ Jimmie L. Ortego
Name:	Jimmie L. Ortego
Title:	President